Contact:     Chancellor  Corporation
          (617)  368-2700
          information@chancellorcorp.com
          http://www.chancellorcorp.com

FOR  IMMEDIATE  RELEASE

            CHANCELLOR ACQUIRES INTEREST IN AFINTA MOTOR CORPORATION

NOVEMBER 17, 1999. BOSTON, MA. Chancellor Corporation (OTC: CHLR) announces today that it has made an investment in Afinta Motor Corporation (Pty.) Ltd. ("AMC"). AMC is the one of the largest manufacturers/assemblers of light commercial vehicles including trucks, tractor trailers, buses, automobiles and sport utility vehicles in the Republic of South Africa. In addition to an approximate 15% equity stake in AMC, Chancellor has also acquired the exclusive worldwide distribution rights for AMC's products outside of Africa, England, Scotland and Wales. Chancellor will also receive a seat on AMC's board of directors. Terms of the investment were not disclosed.

As a result of this investment, Chancellor will benefit from increasing its exposure into a key high growth international market. AMC will also benefit from Chancellor's more than two decades of equipment financing and remarketing experience. Chancellor will provide advisory services to AMC and its captive finance subsidiary Afinta Financial Services, especially with respect to structuring vehicle financing packages and developing the secondary market for transportation equipment.

Chancellor Chairman and CEO, Brian M. Adley, commented on the Company's investment in AMC: "We view this investment as an important step in developing an international presence in our key target markets. Chancellor shareholders will benefit substantially from the Company's investment in AMC and the access to new markets and opportunities that this investment is anticipated provide. The South African market is a high growth area and we believe that our investment in AMC will enable us to further capitalize on the significant market opportunities overseas.

"Chancellor recently reported substantial growth in its operating results through the nine months ended September 30, 1999," Adley continued. "As a result of our continued growth, the management is seeking to maximize the Company's growth opportunities, which are expected to contribute to its continued growth. After much research and analysis over the past two years, we have decided that this investment made the most sense to capitalize on these opportunities while preserving our focus on continuing the exponential growth we have been experiencing in our domestic market. We also believe that the acquisition of the worldwide distribution rights will make it possible to bring AMC's vehicles to the US and other countries, providing the Company with another potential revenue stream."

Chancellor has been investigating opportunities in South Africa as early as August 1997 as part of its long-term growth strategy. The Company is making this investment in AMC with a number of large institutional investment firms led by a $120 million OPIC backed investment fund that include SunAmerica, Citibank and Northwestern Mutual Life as some of its limited partners. Aside from Chancellor's investment into AMC, this fund has committed over $10,000,000.00 of capital to fund the future growth of AMC.



About  Chancellor  Corporation

Chancellor Corporation is spearheading an evolution in transportation equipment finance through innovative financing and fleet management programs. The Company seeks to reduce a customer's total holding cost through its "Wholesale-Plus" lease pricing strategy and through other value-added services, including asset management, equipment maintenance, fuel management and data management strategies. Since its founding in 1977, Chancellor has completed a total of approximately $1.5 billion in equipment lease transactions for its Fortune 500 and middle market customers in the U.S. and select international markets. Chancellor is a transportation equipment finance and fleet management solutions provider headquartered in Boston. The Company's Internet address is http://www.chancellorcorp.com. The Company is publicly traded under the symbol "CHLR".

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the Company's lease financing services and the products to be leased by the Company, the continued availability to the Company of adequate financing the ability of the Company to recover its investment in equipment through remarketing, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

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